Exhibit 5.1

Our ref  SMC/795764-000006/83789922v2

Accelerant Holdings

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

23 July 2025

Accelerant Holdings

We have acted as counsel as to Cayman Islands law to Accelerant Holdings (the “Company”) in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”) (including its exhibits, the “Registration Statement”) for the purposes of registering with the Commission under Rule 462(b) Securities Act, the offering and sale to the public of up to an additional 6,340,851 Class A common shares of a par value of US$0.00000119518620 each of the Company (the “Shares”).

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1

The certificate of incorporation dated 6 October 2021 and the amended and restated memorandum and articles of association of the Company as registered or adopted on 30 December 2024 (the “Current Memorandum and Articles”).

1.2

The amended and restated memorandum and articles of association of the Company as adopted on 22 July 2025 with effect from the effective time and date of the Registration Statement (the “IPO Memorandum and Articles”).

1.3

The unanimous written resolutions of the directors of the Company dated 19 November 2025 (the “Director Resolutions”), the minutes (the “Minutes”) of the meeting of the board of directors of the Company held on 30 June 2025 (the “Meeting”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.4	The minutes (the “Shareholder Minutes”) of the extraordinary general meeting of the Company held on 22 July 2025 (the “Shareholder Meeting”).

1.5	The register of members of the Company dated 23 July 2025 (the “Register of Members”).

1.6	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.7	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.8	The Registration Statement.

1.9	A draft of the underwriting agreement between the Company and Morgan Stanley & Co. LLC, as representative of the several underwriters named on Schedule II thereto.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3

There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement.

2.4	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

2.5

There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

2.6	The Company has received or will receive money or money’s worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2

The Shares to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, such Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.3

Upon the effectiveness of the IPO Memorandum and Articles, the authorised share capital of the Company will be US$884.43788 divided into 500,000,000 Class A common shares of a par value of US$0.0000011951862 per share, 140,000,000 Class B common shares of a par value of US$0.0000011951862 per share and 100,000,000 preference shares of a par value of US$0.0000011951862 per share.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1

To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3

In this opinion letter the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.4

We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Shares and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of the Shares pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Maples and Calder (Cayman) LLP

Accelerant Holdings

PO Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

23 July 2025

To:	Maples and Calder (Cayman) LLP

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Dear Sirs

Accelerant Holdings (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Current Memorandum and Articles remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

3

The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles of Association of the Company in effect at the date of the Resolutions (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any material respect.

4

The Minutes are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Current Memorandum and Articles. The resolutions set out in the Minutes were duly passed in the manner prescribed in the Current Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

5

The Shareholder Minutes are a true and correct record of the proceedings of the Shareholder Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Current Memorandum and Articles. The resolutions set out in the Shareholder Minutes were duly passed in the manner prescribed in the Current Memorandum and Articles and have not been amended, varied or revoked in any respect.

6	The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way.

7

The authorised share capital of the Company is US$348.6859, consisting of 291,741,904.263226 shares of a nominal or par value of US$0.0000011951862 each, of which: (i) 252,652,430.402498 shares are designated as Common Shares of a nominal or par value of US$0.0000011951862 each (the “Common Shares”), (ii) 18,074,171.0975242 shares are designated as Class A Convertible Preference Shares of a nominal or par value of US$0.0000011951862 each (the “Class A Convertible Preference Shares”), (iii) 2,881,475.68941596 shares are designated as Class A-1 Convertible Preference Shares of a nominal or par value of US$0.0000011951862 each (the “Class A 1 Convertible Preference Shares”), (iv) 12,569,756.8388263 shares are designated as Class B Convertible Preference Shares of a nominal or par value of US$0.0000011951862 each (the “Class B Convertible Preference Shares”), (v) 83.66897092 shares are designated as Class B-1 Convertible Preference Shares of a nominal or par value of US$0.0000011951862 each (the “Class B-1 Convertible Preference Shares”), (vi) 3,411,518.62017614 shares are designated as Class C Convertible Preference Shares of a nominal or par value of US$0.0000011951862 each (the “Class C Convertible Preference Shares”) and (vii) 2,152,467.94581477 shares are designated as Class C-1 Convertible Preference Shares of a nominal or par value of US$0.0000011951862 each (the “Class C-1 Convertible Preference Shares”). Upon the effectiveness of the IPO Memorandum and Articles, the authorised share capital of the Company will be US$884.43788 divided into 500,000,000 Class A common shares of a par value of US$0.0000011951862 per share, 140,000,000 Class B common shares of a par value of US$0.0000011951862 per share and 100,000,000 preference shares of a par value of US$0.0000011951862 per share.

8

The directors of the Company at the date of the Resolutions were as follows: Sam Gaynor, Wendy Harrington, Nancy Hasley, Chris Lee-Smith, Jeff Radke, Keoni Schwartz, Todd Boehly, Jun Liang, Paul Little and Michael Searles.

9

The directors of the Company at the date of the Meeting were as follows: Sam Gaynor, Wendy Harrington, Nancy Hasley, Chris Lee-Smith, Jeff Radke, Keoni Schwartz, Todd Boehly, Jun Liang, Paul Little, Michael Searles and Karen Meriwether.

10

The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Current Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

11

Prior to, at the time of, and immediately following the approval of the transactions the subject of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

12

Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

13

To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

2

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Samuel Gaynor
Name:	Samuel Gaynor
Title:	Director

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